EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports First Quarter 2025 Results and Reconfirms Full Year 2025 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) today announced its financial results for the first quarter 2025.
FIRST QUARTER 2025 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended March 31, 2025
Revenues	$5.4
Net Income[1]	$0.4
Consolidated Adjusted EBITDA[2]	$1.9
Distributable Cash Flow[2]	$1.3
2025 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2025
Consolidated Adjusted EBITDA[2]	$6.5	-	$7.0
Distributable Cash Flow[2]	$4.1	-	$4.6
RECENT HIGHLIGHTS
•During the three months ended March 31, 2025, Cheniere generated revenues of approximately $5.4 billion, net income1 of approximately $0.4 billion, Consolidated Adjusted EBITDA2 of approximately $1.9 billion, and Distributable Cash Flow2 of approximately $1.3 billion.
•Reconfirming full year 2025 Consolidated Adjusted EBITDA2 guidance of $6.5 billion - $7.0 billion and full year 2025 Distributable Cash Flow2 guidance of $4.1 billion - $4.6 billion.
•Pursuant to Cheniere’s comprehensive capital allocation plan, Cheniere deployed over $1.3 billion towards accretive growth, balance sheet management and shareholder returns in the first quarter of 2025. During the three months ended March 31, 2025, Cheniere repurchased an aggregate of approximately 1.6 million shares of common stock for approximately $350 million, repaid $300 million of consolidated long-term indebtedness and paid a quarterly dividend of $0.500 per share of common stock, totaling approximately $112 million.
•In April 2025, Cheniere declared a dividend with respect to the first quarter 2025 of $0.500 per share of common stock, which is payable on May 19, 2025.
•In March 2025, Cheniere announced that Substantial Completion of the first train (“Train 1”) of the CCL Stage 3 Project (defined below) was achieved on March 16, 2025.

•In March 2025, the CCL Midscale Trains 8 & 9 Project (defined below) received authorization from the Federal Energy Regulatory Commission (“FERC”) to site, construct and operate the project. We anticipate receiving all remaining necessary regulatory approvals in order to make Final Investment Decision (“FID”) on the project in 2025.

___________________________
1 Net income as used herein refers to Net income attributable to Cheniere Energy, Inc. on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

CEO COMMENT
“2025 is off to an outstanding start thanks to the Cheniere team’s commitment to excellence across our operations, project execution and financial discipline. The quarter was highlighted by the achievement of Substantial Completion on Train 1 of the Corpus Christi Stage 3 Project, and the production and shipment of our 4,000th LNG cargo to-date,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “Progress on Stage 3 continues to advance on an accelerated schedule, reinforcing our confidence in having the first three trains operational by the end of 2025. Looking ahead, our focus for 2025 will remain on the safe and reliable delivery of our LNG to our customers worldwide, advancing our project developments at both Sabine Pass and Corpus Christi, delivering meaningful shareholder returns, and generating full year Consolidated Adjusted EBITDA and Distributable Cash Flow within our guidance ranges.”

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended March 31,
	2025	2024	% Change
Revenues	$5,444	$4,253	28%
Net income[1]	$353	$502	(30)%
Consolidated Adjusted EBITDA[2]	$1,872	$1,773	6%
LNG exported:
Number of cargoes	168	166	1%
Volumes (TBtu)	609	602	1%
LNG volumes loaded (TBtu)	608	601	1%
Net income1 decreased approximately $149 million for the three months ended March 31, 2025 as compared to the corresponding 2024 period. The decrease was primarily attributable to approximately $277 million of unfavorable variances related to changes in fair value of our derivative instruments, including the impact of derivative instruments related to our long-term Integrated Production Marketing (“IPM”) agreements (before tax and non-controlling interests) for the three months ended March 31, 2025 as compared to the corresponding 2024 period.
Consolidated Adjusted EBITDA2 increased approximately $99 million for the three months ended March 31, 2025 as compared to the corresponding 2024 period. The increase was primarily due to higher total margins per MMBtu of liquefied natural gas (“LNG”) delivered during the 2025 period as compared to the corresponding 2024 period.
Share-based compensation expenses included in net income totaled $56 million for the three months ended March 31, 2025 compared to $40 million for the corresponding 2024 period.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE: CQP) as of March 31, 2025 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.

BALANCE SHEET MANAGEMENT
Capital Resources
The table below provides a summary of our available liquidity (in millions) as of March 31, 2025:

March 31, 2025
Cash and cash equivalents (1)	$2,511
Restricted cash and cash equivalents (2)	357
Available commitments under our credit facilities:
Sabine Pass Liquefaction, LLC (“SPL”) Revolving Credit Facility	785
Cheniere Partners Revolving Credit Facility	1,000
Cheniere Corpus Christi Holdings, LLC (“CCH”) Credit Facility	3,260
CCH Working Capital Facility	1,390
Cheniere Revolving Credit Facility	1,250
Total available commitments under our credit facilities	7,685

Total available liquidity	$10,553
(1) $94 million of cash and cash equivalents was held by our consolidated variable interest entities (“VIEs”).
(2) $80 million of restricted cash and cash equivalents was held by our consolidated VIEs.
Recent Key Financial Transactions and Updates
During the three months ended March 31, 2025, SPL repaid the remaining $300 million in principal amount of its 5.625% Senior Secured Notes due 2025 with cash on hand.

LIQUEFACTION PROJECTS OVERVIEW
SPL Project
Through Cheniere Partners, we operate liquefaction and export facilities with a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project with an expected total production capacity of up to approximately 20 mtpa of LNG (the “SPL Expansion Project”), inclusive of estimated debottlenecking opportunities. In February 2024, certain subsidiaries of Cheniere Partners submitted an application to the FERC for authorization to site, construct and operate the SPL Expansion Project, as well as an application to the Department of Energy (“DOE”) requesting authorization to export LNG to Free-Trade Agreement (“FTA”) and non-FTA countries, both of which applications exclude debottlenecking. In October 2024, we received authorization from the DOE to export LNG to FTA countries.
CCL Project
We operate liquefaction and export facilities with a total production capacity of over 16 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”), inclusive of Train 1 of the CCL Stage 3 Project.
CCL Stage 3 Project
We are constructing an expansion adjacent to the CCL Project consisting of seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”). Substantial Completion was achieved for the first train of the CCL Stage 3 Project in March 2025.

CCL Stage 3 Project Progress as of March 31, 2025:

CCL Stage 3 Project
Project Status	Under Construction / Commissioning
Project Completion Percentage	82.5%(1)
Expected Substantial Completion	1H 2025 - 2H 2026
(1) Engineering 98.2% complete, procurement 99.8% complete, subcontract work 89.8% complete and construction 53.7% complete.
CCL Midscale Trains 8 & 9 Project
We are developing two additional midscale Trains with an expected total production capacity of approximately 3 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”) adjacent to the CCL Stage 3 Project. In March 2023, certain of our subsidiaries filed an application with the FERC for authorization to site, construct and operate the CCL Midscale Trains 8 & 9 Project, and in April 2023, filed an application with the DOE requesting authorization to export LNG to FTA and non-FTA countries. In July 2023, we received authorization from the DOE to export LNG to FTA countries. In March 2025, we received authorization from the FERC to site, construct and operate the CCL Midscale Trains 8 & 9 Project and anticipate receiving all remaining necessary regulatory approvals in order to FID the project in 2025.

INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the first quarter 2025 on Thursday, May 8, 2025, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of over 46 mtpa of LNG in operation and an additional 8+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, Dubai and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of May 1, 2025, approximately 4,070 cumulative LNG cargoes totaling approximately 280 million tonnes of LNG have been produced, loaded and exported from the SPL Project and the CCL Project.
During the three months ended March 31, 2025, we exported 609 TBtu of LNG from our liquefaction projects. 33 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of March 31, 2025, 1 TBtu of which was related to commissioning activities.
The following table summarizes the volumes of LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three months ended March 31, 2025:

	Three Months Ended March 31, 2025
(in TBtu)	Operational	Commissioning	Total
Volumes loaded during the current period	602	6	608
Volumes loaded during the prior period but recognized during the current period	39	—	39
Less: volumes loaded during the current period and in transit at the end of the period	(32)	(1)	(33)
Total volumes recognized in the current period	609	5	614
In addition, during the three months ended March 31, 2025, we recognized 7 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended
	March 31,
	2025	2024
Revenues
LNG revenues	$5,305	$4,037
Regasification revenues	34	34
Other revenues	105	182
Total revenues	5,444	4,253

Operating costs and expenses
Cost of sales (excluding operating and maintenance expense and depreciation, amortization and accretion expense shown separately below) (2)	3,571	2,236
Operating and maintenance expense	473	451
Selling, general and administrative expense	116	101
Depreciation, amortization and accretion expense	312	302
Other operating costs and expenses	11	9
Total operating costs and expenses	4,483	3,099

Income from operations	961	1,154

Other income (expense)
Interest expense, net of capitalized interest	(229)	(266)
Interest and dividend income	37	61
Other income (expense), net	20	(1)
Total other expense	(172)	(206)

Income before income taxes and non-controlling interests	789	948
Less: income tax provision	121	109
Net income	668	839
Less: net income attributable to non-controlling interests	315	337
Net income attributable to Cheniere	$353	$502

Net income per share attributable to Cheniere—basic (1)	$1.57	$2.14
Net income per share attributable to Cheniere—diluted (1)	$1.57	$2.13

Weighted average number of common shares outstanding—basic	223.5	234.2
Weighted average number of common shares outstanding—diluted	224.1	235.0

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Securities and Exchange Commission.
(2)Cost of sales includes approximately $0.7 billion and $0.3 billion of losses from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three months ended March 31, 2025 and 2024, respectively.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)
(unaudited)

	March 31,	December 31,
	2025	2024

ASSETS
Current assets
Cash and cash equivalents	$2,511	$2,638
Restricted cash and cash equivalents	357	552
Trade and other receivables, net of current expected credit losses	1,019	727
Inventory	525	501
Current derivative assets	135	155
Margin deposits	87	128
Other current assets, net	93	100
Total current assets	4,727	4,801

Property, plant and equipment, net of accumulated depreciation	34,177	33,552
Operating lease assets	2,724	2,684
Derivative assets	1,023	1,903
Deferred tax assets	18	19
Other non-current assets, net	877	899
Total assets	$43,546	$43,858

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$182	$171
Accrued liabilities	2,206	2,179
Current debt, net of unamortized discount and debt issuance costs	104	351
Deferred revenue	117	163
Current operating lease liabilities	576	592
Current derivative liabilities	710	902
Other current liabilities	84	83
Total current liabilities	3,979	4,441

Long-term debt, net of unamortized discount and debt issuance costs	22,509	22,554
Operating lease liabilities	2,153	2,090
Derivative liabilities	1,767	1,865
Deferred tax liabilities	1,893	1,856
Other non-current liabilities	1,148	992
Total liabilities	33,449	33,798

Redeemable non-controlling interest	45	7

Stockholders’ equity
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 279.1 million shares and 278.7 million shares issued at March 31, 2025 and December 31, 2024, respectively	1	1
Treasury stock: 56.3 million shares and 54.7 million shares at March 31, 2025 and December 31, 2024, respectively, at cost	(6,488)	(6,136)
Additional paid-in-capital	4,448	4,452
Retained earnings	7,620	7,382
Total Cheniere stockholders’ equity	5,581	5,699
Non-controlling interests	4,471	4,354
Total stockholders’ equity	10,052	10,053
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$43,546	$43,858

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated VIEs, substantially all of which are related to Cheniere Partners. As of March 31, 2025, total assets and liabilities of our VIEs, which are included in our Consolidated Balance Sheets, were $16.9 billion and $17.4 billion, respectively, including $94 million of cash and cash equivalents and $80 million of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three months ended March 31, 2025 and 2024 (in millions):

	Three Months Ended March 31,
	2025	2024
Net income attributable to Cheniere	$353	$502
Net income attributable to non-controlling interests	315	337
Income tax provision	121	109
Interest expense, net of capitalized interest	229	266
Interest and dividend income	(37)	(61)
Other expense (income), net	(20)	1
Income from operations	$961	$1,154
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation, amortization and accretion expense	312	302
Loss from changes in fair value of commodity and foreign exchange (“FX”) derivatives, net (1)	562	285
Total non-cash compensation expense	37	32
Consolidated Adjusted EBITDA	$1,872	$1,773

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income attributable to Cheniere before net income attributable to non-controlling interests, interest expense, net of capitalized interest, taxes, depreciation, amortization and accretion expense, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense, gain or loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to Cheniere for the three months ended March 31, 2025 and forecast amounts for full year 2025 (in billions):

	Three Months Ended March 31,	Full Year
	2025	2025
Net income attributable to Cheniere	$0.35	$2.5	-	$2.9
Net income attributable to non-controlling interests	0.32	1.1	-	1.1
Income tax provision	0.12	0.6	-	0.7
Interest expense, net of capitalized interest	0.23	1.0	-	1.0
Depreciation, amortization and accretion expense	0.31	1.3	-	1.3
Other income, financing costs, and certain non-cash operating expenses	0.54	0.1	-	0.1
Consolidated Adjusted EBITDA	$1.87	$6.5	-	$7.0
Interest expense (net of capitalized interest and amortization)	(0.21)	(0.9)	-	(0.9)
Maintenance capital expenditures	(0.03)	(0.2)	-	(0.2)
Income tax (excludes deferred taxes)(1)	(0.09)	(0.3)	-	(0.3)
Other income	0.02	0.0	-	0.0
Consolidated Distributable Cash Flow	$1.56	$5.1	-	$5.7
Distributable Cash Flow attributable to non-controlling interests	(0.28)	(1.0)	-	(1.1)
Cheniere Distributable Cash Flow	$1.27	$4.1	-	$4.6

Note: Totals may not sum due to rounding.
(1) Our cash tax payments are subject to commodity and market volatility, regulatory changes and other factors which could significantly impact both the timing and amount of our future cash tax payments. Our 2025 full year Distributable Cash Flow guidance does not consider any prospective changes to local, domestic or international tax laws and regulations, or their interpretation and application, including those related to the corporate alternative minimum tax or prospective tax reform. Our actual results could differ materially from our guidance due to such risks, uncertainties and other factors, including those set forth in Risk Factors in Item 1A of Part 1 or as disclosed under Operating Cash Flows in Sources and Uses of Cash within Liquidity and Capital Resources of the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Securities and Exchange Commission.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interests. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interests is calculated in the same method as Distributions to non-controlling interests as presented on our Consolidated Statements of Stockholders’ Equity (Deficit) in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be considered for deployment by our Board of Directors pursuant to our capital allocation plan, such as by way of common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures1. Distributable Cash Flow is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Randy Bhatia	713-375-5479
Bernardo Fallas	713-375-5593
1     Capital spending for our business consists primarily of:
•Maintenance capital expenditures. These expenditures include costs which qualify for capitalization that are required to sustain property, plant and equipment reliability and safety and to address environmental or other regulatory requirements rather than to generate incremental distributable cash flow; and
•Expansion capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow and include investment in accretive organic growth, acquisition or construction of additional complementary assets to grow our business, along with expenditures to enhance the productivity and efficiency of our existing facilities.